Exhibit 99.1

CELSIUS ANNOUNCES ESTABLISHMENT OF A SPECIAL BOARD COMMITTEE AND NEW STRATEGIC DIRECTION

Boca Raton, FL—December 2, 2010—Celsius Holdings, Inc. (NASDAQ: CELH), which markets Celsius®, Your Ultimate fitness PartnerTM, announced today that its board of directors had established a new special committee to evaluate strategic alternatives. As previously announced, Celsius has retained Zenith International to assist it in exploring strategic alternatives. The new committee, which is comprised of independent members of the board of directors, will be charged with evaluating potential strategic proposals as they are received, as well as considering other strategic alternatives.

Celsius also announced implementation of a revised operating and growth strategy. Steve Haley, CEO, stated, “The company has been focusing on a strategy of aggressive sales growth. While this has resulted in significant growth in our business over the last year, it has required a significant cash investment. The board has asked management, and management concurs, to develop a plan going forward that will not focus on growth but will focus on right sizing operations with a view to achieving profitability in the near term. This plan has been developed and is being immediately implemented.  Our new plan is expected to allow us to operate, using our existing cash and our $2 million line of credit with an affiliate of Carl DeSantis, our principal shareholder, for the entire year of 2011 without an additional capital infusion.”

Steve added: “On our last quarterly conference call we indicated that capital required would be in the range of 5 to 10 million dollars. Our new operating strategy does not require additional capital for 2011; however, we will still seek additional capital in the amount of $2 to $4 million to be used for incremental marketing, with a focus on grassroots efforts such as events and gym sampling activities, which we believe will accelerate the company’s growth.”

“In addition to evaluating potential strategic capital alternatives, the new special committee will be monitoring and evaluating the execution of our new operating plan on a monthly basis. The company is taking a more disciplined approach in managing operating expenses and will look at accelerating growth in the future when the capital is available and the timing is right.”

About Celsius
Celsius®, Your Ultimate Fitness PartnerTM, is a great tasting pre-exercise supplement drink that has been scientifically shown to burn calories, reduce body fat, energize metabolism, and provide lasting energy. Celsius contains no sugar, no high fructose corn syrup, no aspartame, and no artificial flavors, colors or preservatives, and is very low in sodium. Celsius is powered by a proprietary blend of ingredients, MetaPlus®, which includes Green Tea with EGCG, Ginger, Caffeine, Calcium, Chromium, B Vitamins and Vitamin C.

About Celsius Holdings, Inc.
Celsius Holdings, Inc. (NASDAQ:CELH) markets Celsius®, Your Ultimate Fitness PartnerTM, which is backed by science. Celsius is dedicated to providing healthier, everyday refreshment through science and innovation. Information about Celsius Holdings, Inc. and Celsius®, Your Ultimate Fitness PartnerTM, is available at http://www.celsius.com

Forward-Looking Statements
Certain statements made in this press release are forward-looking in nature (within the meaning of the Private Securities Litigation Reform Act of 1995) and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated and consequently, you should not rely on these forward-looking statements as predictions of future events. Certain of these risks and uncertainties are discussed in the reports we filed with the SEC.

Company Contact Information:
Geary Cotton /Celsius/ (866) 4-CELSIUS or gcotton@celsius.com